Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne — Sr. Vice President - Finance
Dover, Delaware, March 30, 2007	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

ANNOUNCES PHASE VI CASINO EXPANSION PLAN

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) confirmed plans for its Phase VI Casino Expansion.  This latest expansion plan is to add nearly 70,000 square feet to the Dover Downs Hotel & Casino.

The expansion will feature a stunning new main entrance to the casino, a new gaming floor with room for more than 500 additional slot machines and the new Dover Downs Fire and Ice Lounge — an upscale lounge/nightclub that will seat about 200 guests and provide an exciting venue to see live entertainment or watch sporting events.  Plans also include retail space, a coffee shop and three new restaurant options.

“Our latest expansion will add several more critical elements in our plan to keep Dover Downs one of the premier entertainment destinations on the East Coast,” said Denis McGlynn, President and Chief Executive Officer of Dover Downs Gaming & Entertainment.

Friedmutter Group was retained as the principal architect for the project late last year and Dover Downs has entered into a construction management agreement with T.N. Ward Company.  Both companies are industry leaders in casino and hotel design and construction, having worked on previous projects at Dover Downs, as well as in Atlantic City and Las Vegas.  Construction on the $56 million project is expected to begin in June and be complete by the fall of 2008.

The Company has amended its existing credit agreement and increased its unsecured line of credit to $125 million to provide the financing necessary for the casino expansion.

The Company is progressing on schedule with its expansion of the Dover Downs Hotel.  That expansion will more than double the number of hotel rooms to 500 including eleven spa suites and add a luxurious 6,000 square foot spa to the Dover Downs Hotel.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 97,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.